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                                                                    EXHIBIT 99.A


                                Financial News
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ONEOK, Inc.                                Contact: Roger Mitchell, 918/588-7570
P.O. Box 871
Tulsa, OK 74102-0871                        For Immediate Release: April 5, 2000



          ONEOK CLOSES KINDER MORGAN MID-CONTINENT ASSET ACQUISITION
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  Tulsa, Oklahoma - ONEOK, Inc., ( NYSE: OKE) today announced the closing of the previously announced acquisition of all natural gas gathering and processing businesses of Kinder Morgan, Inc. (NYSE: KMI) in Oklahoma, Kansas and West
Texas. As a part of the agreement ONEOK has also acquired KMI's marketing and trading business, as well as certain storage and transmission pipelines in the mid-continent region.

  ONEOK paid KMI approximately $108 million plus adjustments in working capital to cover natural gas and natural gas liquids inventories. An additional
$6 million of consideration is contingent upon the final closing of a small mid-continent pipeline. The company also assumed the operating lease associated with the Bushton, Kansas gas processing plant, the long-term capacity commitments on Natural Gas Pipeline Company of America and on Kinder Morgan Interstate Gas Transmission (formerly KN Interstate Gas Transmission Co).

  Approximately 350 employees will be added to the ONEOK workforce as part of the acquisition. Most are located in Kansas and West Texas.

  This acquisition includes more than 12,000 miles of pipeline, six gas processing plants with capacity of 1.26 billion cubic feet per day and 10.5 billion cubic feet of storage. David Kyle, president and chief operating officer of ONEOK, Inc., said, "Consistent with our strategy this enhances our marketing capabilities through our expanded ownership of these natural gas assets. We will focus on combining these assets with our existing assets and those added with the Dynegy transaction enabling us to take advantage of operating synergies. However, we expect this transaction to be accretive to earnings the first year even without those synergies."

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  Last month ONEOK closed on the acquisition of $307.7 million in midstream assets from Dynegy Inc. (NYSE: DYN), a Houston-based corporation. The acquisition included gathering systems, processing facilities and transmission pipeline in the mid-continent region.

  ONEOK, Inc. (NYSE: OKE) is a diversified natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ
materially from those projected in such forward-looking statements.    Any
additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings. Additional information about ONEOK is available on the ONEOK web site
at    Service area maps and logos are available under Media Kit.

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